Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Medialink Worldwide Incorporated:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-27207,and 333-126213) and on Form S-3 (No. 333-120956) of Medialink Worldwide Incorporated of our report dated March 24, 2006, with respect to the consolidated balance sheets of Medialink Worldwide Incorporated as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Medialink Worldwide Incorporated.

(signed) KPMG LLP
New York, New York
March 31, 2006